Exhibit 10.1

AGREEMENT FOR THE PROVISION OF A LOAN FACILITY

OF UP TO US$ 12,000,000

Dated July 16, 2021

Between

KREOS CAPITAL VI (EXPERT FUND) LP, a limited partnership incorporated in Jersey whose registered office is at 47 Esplanade, St Helier, Jersey (the “Lender”, which expression shall include its successors and assigns);

and

MOTUS GI HOLDINGS, INC. (the “Parent”), a Delaware corporation, MOTUS GI, LLC, (the “US Subsidiary”), a Delaware limited liability company, and MOTUS GI MEDICAL TECHNOLOGIES LTD., (the “IL Subsidiary”) a company registered in the State of Israel (The Parent, The US Subsidiary and the IL Subsidiary jointly, the “Borrower”).

WHEREAS:

1.	The Borrower wishes to borrow up to the Total Loan Facility (as defined below) and the Lender wishes to make up to the Total Loan Facility available to the Borrower on the terms of this agreement (the “Loan Agreement”); and

2.	The Borrower hereby confirms that on or about the date hereof it shall enter into the Initial Security Documents (as defined below) as security for monies borrowed by the Borrower hereunder under which it shall grant to the Lender, (A) a first priority security interest in and to that part of the assets of the Parent and of the US Subsidiary (the “US Security Interest”), (B) a first priority fixed charge over the Equipment, the Intellectual Property and the account receivables of the IL Subsidiary (the “Fixed Charge”), (C) a first priority floating charge over all the assets of the IL Subsidiary as of the date hereof or hereafter acquired (the “Floating Charge”), and (D) a first priority security interest in and to the Intellectual Property of the IL Subsidiary (the “US IP Security Interest”); all as security for monies borrowed by the Borrower hereunder.

LOAN FACILITY TERMS:

Total Loan Facility	Up to an aggregate amount equal to US$ 12,000,000 as follows:
	●	An amount of US$ 4,000,000 (“Amount A”);
	●	An amount of US$ 5,000,000 (“Amount B”); and
	●	An amount of US$ 3,000,000 (“Amount C”).

Closing Date	July 16, 2021

Total Loan Facility	Up to an aggregate amount equal to US$ 12,000,000 as follows:
	●	An amount of US$ 4,000,000 (“Amount A”);
	●	An amount of US$ 5,000,000 (“Amount B”); and
	●	An amount of US$ 3,000,000 (“Amount C”).

Closing Date	July 16, 2021

Drawdown Period	The Total Loan Facility shall be available for drawdown as follows:
	●	Amount A must be drawn in full on the Closing Date to refinance the existing SVB Debt Facility (as defined below) and for general working capital purposes;
	●	Amount B must be drawn in full on the Closing Date to refinance the existing SVB Debt Facility and for general working capital purposes; and
	●	Amount C shall be available for Drawdown in full (and not in part), from the Closing Date until the Expiry Date.

Expiry Date	December 31, 2021

Advance Payment	In relation to the Term Loan (as defined below), the last month’s payment amount for each Tranche as defined below (comprising principal and interest), as set out in the Repayment Schedule.

With respect to Amount B the Advance Payment of US$ 171,406.21 shall be due and payable on the Closing Date.

Repayment Term	The Repayment Term shall be as follows:
● With respect to Amount A ("Bullet Loan") and subject to the Bullet Loan Conversion (as defined below), forty-eight (48) monthly payments of interest only commencing after the Closing Date and thereafter full payment of the then outstanding principal balance of the Bullet Loan;
● With respect to Amount B (“Amount B Loan”) and subject to a Capital Raise (as defined below), monthly payments of interest only commencing on the Closing Date until September 30, 2022 and, thereafter, thirty-three (33) monthly payments of principal and interest accrued thereon, all as set forth in Clause 5.2 below;
● With respect to Amount C (if applicable) (“Amount C Loan” and together with Amount B Loan, collectively, the “Term Loan”; provided, however, if Amount C Loan is not advanced all references contained in this Loan Agreement to ‘Term Loan’ shall mean the Amount B Loan) and subject to a Capital Raise, monthly payments of interest only commencing on the Drawdown Date until September 30, 2022 and, thereafter, thirty-three (33) monthly payments of principal and interest accrued thereon, all as set forth in Clause 5.2 below;

Notwithstanding the above, with respect to the Term Loan, if a Capital Raise (as defined below) occurs prior to September 30, 2022, the Repayment Term of the Term Loan shall automatically be amended so that the interest only period will be automatically extended to June 30, 2023, and, thereafter, the Borrower shall pay twenty-four (24) monthly payments of principal and interest accrued thereon, all as set forth in Clause 5.2 below.

Transaction Fee	A one-time payment of one hundred fifty thousand US Dollars (US$ 150,000), payable upon execution of this Loan Agreement and the funding by Lender of the Bullet Loan and the Amount B Loan.

End of Loan Payment	Upon full payment of a Tranche, 1.75% of the amount of such Tranche, payable together with the final payment of such Tranche.

If the Lender elects to convert any part of the Bullet Loan as provided for in Clause 5.5, then the aforementioned End of Loan Payment shall not apply with respect to such converted part of the Bullet Loan.

1	DEFINITIONS

In this Loan Agreement, including the recitals set out above, unless otherwise defined:

1.1	“Accounts” means the most updated audited annual consolidated profit and loss account and balance sheet of the Borrower;

1.2	“Advance Payment” has the meaning given in Clause 5.1;

1.3	“Affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company, provided that a company shall be regarded as a subsidiary of a person if more than 50% of the outstanding share capital of such company is held by such person and a company shall be regarded as a holding company if it holds more than 50% of the outstanding share capital of another company;

1.4	“Applicable Interest Rate” means the Bullet Loan Applicable Interest Rate or the Term Loan Applicable Interest Rate, as applicable;

1.5	“Assignee” has the meaning given in Clause 15.4;

1.6	“Business Day” means any day on which commercial banks are generally open for business in London and New York, New York other than a Saturday or Sunday or a legal holiday;

1.7	“Change of Control” has the meaning given in Clause 9.6.

1.8	“Capital Raise” means the Borrower raising capital of minimum US$ 20,000,000 (other than indebtedness for borrowed money).

1.9	“Charged Assets” means the assets and undertaking charged or to be charged to the Lender from time to time pursuant to the Security Documents;

1.10	“Closing Date” means the Closing Date set forth above under the Loan Facility Terms.

1.11	“Companies Registrar” means the Registrar of Companies in Israel;

1.12	“Contractual Currency” has the meaning given to it in Clause 5.3;

1.13	“Bullet Loan” means the Bullet Loan set forth above under the Loan Facility Terms.

1.14	“Bullet Loan Applicable Interest Rate” means 7.75% per annum;

1.15	“Bullet Loan Conversion” has the meaning given to it in Clause 5.5;

1.16	“Drawdown” means the drawdown of a Tranche under the Loan Facility;

1.17	“Drawdown Date” unless otherwise provided herein, (i) with respect to the Bullet Loan and the Amount B Loan, the Drawdown Date means the Closing Date, and (ii) with respect to the Amount C Loan, the Drawdown Date means the date on which Amount C is actually advanced to the Borrower by the Lender;

1.18	“Drawdown Notice” means a drawdown notice served in accordance with Clause 3.2 in the form attached hereto as Schedule A (as may be amended with the prior written consent of the Borrower and Lender);

1.19	“End of Loan Payment” means the End of Loan Payment set forth above under the Loan Facility Terms;

1.20	“Equipment” means all the equipment of the Borrower as listed in Schedule B;

1.21	“Event of Default” means any of the events or circumstances described in Clause 9 beyond any applicable notice and cure periods;

1.22	“Expiry Date” means the date set forth above under the heading Loan Facility Terms;

1.23	“Financial Indebtedness” means (i) monies borrowed, (ii) finance or capital leases, (iii) receivables sold or discounted (other than on a non-recourse basis), (iv) other transactions having the commercial effect of borrowing, (v) the market to market value of derivative transactions entered into in connection with protection against or benefit from fluctuation in any rate or price, (vi) counter-indemnity obligations in respect of guarantees or other instruments issued by a bank or financial institution, (vii) any other transaction or arrangement having the commercial effect of a borrowing, and (viii) liabilities under guarantees or indemnities for any of the obligations referred to in items (i) to (vii);

1.24	“Group” means (i) the Borrower; (ii) any holding company of the Borrower; and (iv) any subsidiaries of such holding companies from time to time, and (iv) any subsidiaries of the Borrower (as such terms are defined in Clause 1.3) and “Group Company” means any member of the Group;

1.25	“IIA” means the Israeli National Authority for Technological Innovation.

1.26	“Immaterial Intellectual Property” means Intellectual Property that is not used or useful in, or material to, the business of any Borrower.

1.27	“Intellectual Property” means key material copyrights and related rights (including, without limitation, rights in computer software), patents, supplementary protection certificates, utility models, trademarks, trade names, service marks, domain name registrations, registered and unregistered rights in designs, database rights, semi-conductor topography rights, plant variety rights, rights protectable by the law of passing off or by laws against unfair competition, rights in undisclosed or confidential information (such as know-how, trade secrets and inventions (whether patentable or not)), and other similar intellectual property rights (whether registered or not) and applications for such rights as may exist anywhere in the world, but expressly excluding Immaterial Intellectual Property;

1.28	“Initial Security Documents” means the documents listed in Schedule D and dated on or about the date of this Loan Agreement;

1.29	“Loan” means the loan to be made in accordance with the terms of this Loan Agreement;

1.30	“Loan Facility” means the loan facility set out in this Loan Agreement;

1.31	“Loan Term” means with respect to each Tranche, the period commencing on the Drawdown Date and expiring at the end of the Repayment Term of such Tranche (as set forth above under the heading Loan Facility Terms);

1.32	“Material Adverse Change” is any material change in the business, operations, assets or condition (financial or otherwise) of the Borrower that has or would materially adversely affect the Borrower’s ability to perform any of its obligations under this Loan Agreement and the Security Documents.

1.33	“Monthly Repayment Date” means the first Business Day of a calendar month, and “First Monthly Repayment Date” shall mean the first Monthly Repayment Date being either (i) the Drawdown Date (where the Drawdown Date is the first Business Day of a calendar month); or (ii) the first Business Day of the next calendar month following the Drawdown Date (where the Drawdown Date is not the first Business Day of a calendar month).

1.34	“Permitted Indebtedness” means the indebtedness detailed in Schedule 1.34 attached hereto.

1.35	“Permitted Investments” means the investments detailed in Schedule 1.37 attached hereto;

1.36	“Permitted Security Interest” means the Security Interest detailed in Schedule 1.36 attached hereto;

1.37	“Permitted Transfers” means the transfers/dispositions detailed in Schedule 1.37 attached hereto;

1.38	“Related Fund” in relation to a fund (the “First Fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the First Fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the First Fund;

1.39	“Repayment Schedule” has the meaning given in Clause 5.2.2;

1.40	“Repayment Term” means the Repayment Term set forth above under the Loan Facility Terms.

1.41	“Security Documents” means the Initial Security Documents, and any other applicable document evidencing the security over assets of the Borrower (or any Group Company), or (for the avoidance of doubt) any document creating a Security Interest in favor of the Lender pursuant to the terms of this Loan Agreement;

1.42	“Security Interest” means any mortgage, charge (whether fixed or floating, legal or equitable), pledge, lien, hypothecation, assignment by way of security or otherwise, trust arrangement, title retention or encumbrance or enforceable right of a third party, any other type of Security Interest or preferential arrangement having a similar effect to any of the foregoing or in the nature of security of any kind whatsoever and in any jurisdiction;

1.43	“Security Period” means the period commencing on the Closing Date and ending on the date on which all amounts due and payable by the Borrower under this Loan Agreement and the Security Documents have been indefeasibly repaid in full, including the End of Loan Payment;

1.44	“Subsidiaries” means the US Subsidiary and the IL Subsidiary;

1.45	“SVB” means Silicon Valley Bank;

1.46	“SVB Debt Facility” means that certain Loan and Security Agreement entered into between SVB and Parent dated December 13, 2019, as amended, pursuant to which a credit facility was extended to Parent by SVB in accordance with its terms;

1.47	“Taxes” means all present and future income, value added and other taxes, levies, imposts, deductions, charges and withholdings in the nature of taxes (other than taxes on the profits and overall income of the Lender) whatsoever together with interest thereon and penalties with respect thereto made on or in respect thereof;

1.48	“Term Loan” means the Term Loan set forth above under the Loan Facility Terms.

1.49	“Term Loan Applicable Interest Rate” means 9.5% per annum;

1.50	“Total Loan Facility” means the amount set forth above under the heading Loan Facility Terms;

1.51	“Tranche” an amount drawn down pursuant to this Loan Agreement;

1.52	“Transaction Fee” has the meaning given in Clause 10.1 and is the amount set forth above in the Loan Facility Terms;

1.53	“Transfers” has the meaning given in Clause 8.1.3;

1.54	“UCC” means the Uniform Commercial Code;

1.55	“Warrant Instrument” means a warrant instrument in the form attached hereto as Schedule 1.55 to be issued by the Parent to the Lender on the date of this Loan Agreement.

2	INTERPRETATION

In this Loan Agreement (unless the context requires otherwise) any reference to:

2.1	any law or legislative provision includes a reference to any subordinate legislation made under that law or legislative provision before the date of this Loan Agreement, to any modification, re-enactment or extension of that law or legislative provision made before that date and to any former law or legislative provision which it consolidated or re-enacted before that date;

2.2	any gender includes a reference to other genders and the singular includes a reference to the plural and vice versa;

2.3	a Clause or Schedule is to a Clause or Schedule (as the case may be) of or to this Loan Agreement;

2.4	a “person” shall be construed as including a reference to an individual, firm, company, corporation, unincorporated body of persons or any country (or state thereof or any agency thereof);

2.5	an “amendment” includes a supplement, novation or re-enactment executed by Lender and Borrower in writing and “amended” is to be construed accordingly;

2.6	“assets” includes present and future properties, undertakings, revenues, rights and benefits of every description;

2.7	an “authorization” includes an authorization, consent, approval, resolution, license, exemption, filing, registration and notarization;

2.8	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;

2.9	“other” and “otherwise” are not to be construed ejusdem generis with any foregoing words where a wider construction is possible and “including” and “in particular” are to be construed as being by way of illustration or emphasis only and are not to be construed as, nor shall they take effect as, limiting the generality of any foregoing words;

2.10	a document being in “agreed form” is a document which is previously agreed in writing by or on behalf of the Lender, if not so agreed, is in the form reasonably specified by the Lender;

2.11	any reference to an Event of Default being continuing is a reference to an Event of Default that has not been remedied in accordance with the terms of this Loan Agreement; and

2.12	the headings in this Loan Agreement are inserted for convenience only and do not form part of this Loan Agreement and do not affect its interpretation.

3	LOAN FACILITY

3.1	Lender’s Commitment

3.1.1	Subject to Clause 3.5 below, the Lender shall and agrees hereby to make available to the Borrower a loan facility of up to the Total Loan Facility under the terms of this Loan Agreement, to be drawn down as set out in the Loan Facility Terms and in accordance with Clause 3.2 before the Expiry Date of the Loan Facility.

3.1.2	The Lender shall not be under any commitment to advance any Tranche or any part thereof after the Expiry Date or upon the earlier termination of the Loan Facility in accordance with Clause 3.4.

3.1.3	The unutilized portion (if any) of the Loan Facility shall be cancelled after the Expiry Date, whereupon the Total Loan Facility shall be reduced accordingly.

3.1.4	In granting the Loan Facility the Lender is relying on the representations and warranties contained in Clause 7.

3.1.5	Each Drawdown made under the Loan Facility shall be secured by the Security Documents.

3.2	Date of Advance(s) of the Loan

3.2.1	Subject to Clause 3.1.1, (and subject to the satisfaction of the relevant conditions set forth in Clause 3.5), (i) the Bullet Loan and the Amount B Loan, shall be advanced and made available to the Borrower on the Closing Date (provided Borrower executes and delivers to Lender a Drawdown Notice for the Bullet Loan and the Amount B Loan on the Closing Date), and (ii) the Amount C Loan shall be advanced and made available to the Borrower within ten (10) Business Days from receipt by the Lender of an executed Drawdown Notice. Each Drawdown Notice shall constitute a separate and independent obligation of the Borrower incorporating the terms of this Loan Agreement. No more than one (1) Drawdown Notice may be served in respect of each Tranche.

3.3	Method of Disbursement

The payment by the Lender to the account specified in the Drawdown Notice shall constitute the making of the Loan (or the relevant part thereof) and the Borrower shall thereupon become indebted, as principal and direct obligor, to the Lender in an amount equal to the Loan (or the relevant part thereof). For avoidance of doubt, following the payment by the Lender to the account specified in the Drawdown Notice - notwithstanding the actual owner of such account – the Borrower shall thereupon become indebted, as principal and direct obligor to the Lender, for the entire amount of the Loan transferred.

3.4	Termination or Modification of Funding Commitment

The Lender’s commitment to advance each Tranche of the Loan Facility in accordance with the terms of this Loan Agreement is limited in aggregate to the amount of the Total Loan Facility; provided, however, that the Lender, acting in its sole discretion, may terminate or modify its funding commitment pursuant to this Loan Agreement at any time if Lender determines that:

3.4.1	there exists a Material Adverse Change;

3.4.2	there is any material accelerated depreciation in the value of the Charged Assets;

3.4.3	there is any material deviation by the Borrower from its current business presented to the Lender prior to the date of this Loan Agreement;

3.4.4	on either the date of the Drawdown Notice or at the Drawdown Date:

(i)	an Event of Default has occurred and is continuing or would result from the borrowing to be made pursuant to the Drawdown Notice; or

(ii)	the Borrower’s representations and warranties in Clause 7.1 or those which are set out in any Security Document would not be true in all material respects if repeated on each of those dates with reference to the circumstances then existing taking into account the time that has lapsed since the representation and warranties were made.

3.5	Conditions Precedent requirements relative to the Advance of the Loan

3.5.1	The Lender’s obligation to provide the Loan Facility (or any part thereof) is subject to the prior satisfaction by each of the Borrower of the following conditions:

(i)	the provision to the Lender of a copy of the resolutions of each of the board of directors, members, or managers, as applicable, of the Borrower and, and to the extent required, their stockholders/shareholders, authorizing the transactions contemplated by this Loan Agreement and the execution and delivery to the Lender of this Loan Agreement and associated documents, including but not limited to, the Security Documents;

(ii)	the provision to the Lender of copies of the certificate of incorporation, by-laws and/or the articles of association of each of the Borrower, as applicable;

(iii)	the provision to the Lender of all necessary consents (to the extent required) of stockholders/shareholders, warrant holders, and other third parties (including landlords) with respect to the entering into of this Loan Agreement and the execution of associated documents, including but not limited to, any Security Documents, have been obtained;

(iv)	a certificate of a director or officer of each Borrower confirming that the borrowing of the Loan Facility in full would not cause any borrowing limit binding on the Borrower to be exceeded;

(v)	the parties having executed and delivered to the Lender the originals of the Security Documents, the Warrant Instrument and this Loan Agreement;

(vi)	submission of the Security Documents to the Companies Registrar or any equivalent in any relevant foreign jurisdiction and registration of the Security Interest therein, and the approval thereof, if any, subject to compliance with all applicable laws in respect of such registration within the time frame provided for under applicable law;

(vii)	there has been no accelerated depreciation in the value of the Charged Assets;

(viii)	delivery by the Borrower to the Lender of such reasonable documentation in a form and substance reasonably satisfactory to the Lender as the Lender may reasonable request with respect to any invoices, purchase orders and the like relating to future Charged Assets purchases to be subject to this Loan Agreement and/or any Security Documents;

(ix)	the Borrower's compliance with Clauses 10.1, 10.2 and evidence of the Borrower’s compliance with Clause 12.2.3 below;

(x)	the provision to the Lender of a copy of the financial model and forecasts for the Group as requested by the Lender;

(xi)	intentionally omitted;

(xii)	the provision to the Lender of copies of any policies of insurance maintained by each of the Borrower or any other Group Company in respect of the Charged Assets including such insurances as are required pursuant to and complying in all respects with the requirements of Clause 12 shall be provided to the Lender;

(xiii)	any such other reasonable documentation in form and substance reasonably satisfactory to the Lender as the Lender may reasonably request;

(xiv)	subject to the Permitted Security Interests, the Charged Assets being free and clear of all Security Interests of third parties whatsoever; and

(xv)	the Borrower has no material outstanding debts to any tax authorities which are overdue by more than 45-days or for such longer period provided Borrower is contesting same in good faith and by appropriate proceedings;

(xvi)	intentionally omitted;

(xvii)	Repayment of SVB Debt Facility and release of securities granted to SVB over the Borrower's assets in connection with same.

3.6	Waiver Possibility

If the Lender advances all or any part of the Loan to the Borrower prior to the satisfaction of all or any of the conditions referred to in Clause 3.5 (which the Lender has no obligation to do) the Borrower shall satisfy or procure the satisfaction of such condition or conditions which have not been satisfied within twenty (20) Business Days of the Drawdown Date, as applicable (or within such longer period as the Lender may agree or specify in writing), provided, that the Lender at its sole discretion may waive the satisfaction of any condition.

3.7	Equipment

The existing Equipment of the Borrower as listed in Schedule B (as may be amended from time to time with the consent of the Borrower and the Lender) shall be part of the Security Interest of the Lender and be included in the Fixed Charge and/or the US Security Interest, as applicable. Future purchases of Equipment purchased until (and including) the last day of the Security Period (“New Equipment”) shall, in addition be made subject to the provisions of this Loan Agreement and form part of the Security Interest and shall be charged by way of either listing such New Equipment to the relevant schedule in the Debenture - Fixed Charge and/or US Security Interest, as applicable, to be amended accordingly, or, at the Lender's election, as a separate supplemental Fixed Charge (which shall be part of the Security Documents hereunder), and submitted to and registered with the Companies Registrar and/or any equivalent in a foreign jurisdiction, as applicable, (at the Lender’s request, Schedule B hereto shall be replaced or supplemented from time to time to reflect any addition of such New Equipment as aforesaid); it being agreed that, at any time until the end of the Security Period, the Borrower shall be obliged to register any additional Fixed Charge and/or US Security Interest in favor of the Lender only at such time as the aggregate value of the New Equipment exceeds US$300,000. For the avoidance of doubt, in addition, the Equipment is subject to the Floating Charge and any New Equipment shall become subject to the Floating Charge as soon as an interest therein is acquired by Borrower (without any further action being required to effect the same).

The accounts receivables of the IL Subsidiary (excluding all intercompany accounts receivables) as of the creation of the Fixed Charge are listed in Schedule C1 and such accounts receivables (excluding all intercompany accounts receivables) shall be part of the Security Interest of the Lender and be included in the Fixed Charge. The list of accounts receivables shall be updated, within thirty (30) days following the last Business Day of each calendar year in which there is an outstanding account receivable (excluding all intercompany accounts receivables) of IL Subsidiary in excess of US$300,000 per customer until (and including) the last day of the Security Period (“New AR”). Each New AR shall, in addition, be made subject to the provisions of this Loan Agreement and form part of the Security Interest and shall be charged by way of either listing such New AR to the relevant schedule in the Fixed Charge, to be amended accordingly, or, at the Lender’s election, as a separate supplemental Fixed Charge (which shall be part of the Security Documents hereunder), and, at Lender’s request, submitted to and registered with the Companies Registrar. For the avoidance of doubt, in addition, the accounts receivables are subject to the Floating Charge and any New AR shall become subject to the Floating Charge as soon as an interest therein is acquired by IL Subsidiary (without any further action being required to effect the same).

The IL Subsidiary's list of active customers is listed in Schedule C2 (as may be amended from time with the consent of the Borrower and the Lender) shall be part of the Security Interest of the Lender and be included in the Fixed Charge. The list of customers set forth in Schedule C2 shall be updated with the addition of new customers which have placed orders in excess of US$300,000 (“New Customers”), so that the right to receive payments from such New Customers shall also be made subject to the Fixed Charge subject to Permitted Security Interests, by way of either listing such New Customers to the relevant schedule in the Fixed Charge, to be amended accordingly, or, as a separate supplemental Fixed Charge (which shall be part of the Security Documents hereunder), and submitted to and registered with the Companies Registrar; it being agreed that such update of Schedule C2 and the registration thereof shall be carried out within thirty (30) days following the last Business Day of each calendar year throughout the Security Period.

For the avoidance of doubt, any Company's right to receive payment from its customers shall, subject to the Permitted Security Interests, be subject to the Floating Charge and any right to receive payment from New Customers shall become subject to the Floating Charge as soon as an interest therein is acquired by IL Subsidiary (without any further action being required to effect the same).

3.8	Intellectual Property

The registered Intellectual Property of the Borrower as of the date hereof is listed in Schedule E (as may be amended from time to time with the consent of the Borrower and the Lender) and is covered by the Fixed Charge.

Future applications for registration of Intellectual Property of the Borrower shall in addition, be made subject to the provisions of this Loan Agreement and form part of the Security Interest of the Lender and be charged by way of either listing such new Intellectual Property on the relevant schedule in the Fixed Charge and/or US Security Interest, as applicable, to be amended accordingly at the Lender's election, not to exceed once annually, as a separate supplemental Fixed Charge and/or US Security Interest (and, at the Lender’s request, Schedule E hereto shall be replaced or supplemented from time to time, to reflect any addition of such new Intellectual Property as aforesaid), and, in either case, submitted to and registered with the Companies Registrar and/or any equivalent in a foreign jurisdiction, as applicable, and with respect to applications for registration of Intellectual Property submitted to the Companies Registrar or any equivalent in a foreign jurisdiction, until (and including) the last day of the Security Period (“New Registered Intellectual Property”) shall, in addition, be submitted to and registered with the Israeli Patent Office and/or the United States Patent and Trademark Office and/or Copyright Office, as applicable; it being agreed that, at any time until the end of the Security Period, the Borrower shall be obliged to create and register any such additional Fixed Charge in favor of the Lender, as follows:

(i)	with respect to New Registered Intellectual Property, if any, within thirty (30) days following the last Business Day of each calendar year;

(ii)	with respect to new unregistered Intellectual Property, if any, within thirty (30) days following the last Business Day of each calendar year; and

(iii)	with respect to any future applications for registration of Intellectual Property submitted by the Borrower in countries other than Israel and the United States, the Borrower shall be obliged to notify the Lender within thirty (30) days of the last Business Day of each calendar year of the existence of any such applications for registration, and within thirty (30) days of Lender’s request, not to exceed once annually, the Borrower will be obliged to create and register an additional Fixed Charge (as aforesaid) in favor of the Lender.

For the avoidance of doubt, in addition, the Intellectual Property of the Borrower is subject to the Floating Charge and any New Intellectual Property of the Borrower shall become subject to the Floating Charge as soon as an interest therein is acquired by Borrower (without any further action being required to effect the same).

3.9	Charged Assets

3.9.1	Unless the Lender shall otherwise agree in writing, the Borrower shall use the Loan mainly to refinance the SVB Debt and for general working capital purposes. The Lender shall not be under any obligation to concern itself with the application of the Loan.

3.9.2	The Charged Assets charged to the Lender pursuant to the Security Documents shall form security for the monies borrowed by the Borrower.

4	TERM

4.1	This Loan Agreement is effective upon execution thereof by the Lender and each of the Borrower and shall continue until the date upon which the Borrower shall have indefeasibly paid in full all of its obligations hereunder.

4.2	If the conditions set out in Clause 3.5 have not been satisfied within forty-five (45) days of date of this Loan Agreement (except to the extent waived in writing by the Lender), the Lender shall in its sole but reasonable discretion have the option to either terminate this Loan Agreement or extend the period in which such conditions must be satisfied.

5	REPAYMENT AND PREPAYMENT

5.1	Advance Payment

On the Closing Date with respect to the Amount B Loan and on the Drawdown Date with respect to the Trance C Loan the Borrower shall pay to the Lender (by way of deduction by Lender from the amount of the Tranche actually then advanced to the Borrower) the advance payment specified above in the Loan Facility Terms with respect to the applicable Tranche (the “Advance Payment”) which shall be held by the Lender and applied in or towards payment of the last payment in respect of that particular Tranche.

5.2	Repayments

5.2.1	The Borrower shall pay all unpaid principal and accrued interest in respect of each Tranche as follows:

With respect to the Bullet Loan:

(i)	Subject to the Bullet Loan Conversion, the Borrower shall make forty-eight (48) monthly interest only payments at the Bullet Loan Applicable Interest Rate commencing from the Closing Date, following which the Borrower shall repay in full the then outstanding principal balance of the Bullet Loan.

With respect to any Tranche out of the Term Loan:

(i)	the Borrower shall pay monthly interest only payments on the principal amount drawn down at the Term Loan Applicable Interest Rate until September 30, 2022 (the “Term Loan Interest Only Period”).

(ii)	thereafter, the Borrower shall pay, in respect of each Tranche, principal and interest accrued thereon in thirty three (33) equal monthly payments, each such payment shall be in an amount equal to 3.4281% of the amount of such Tranche (each a “Monthly Repayment”);

(iii)	Notwithstanding the aforementioned, if a Capital Raise occurs prior to September 30, 2022, then the Term Loan Interest Only Period will be automatically extended until June 30, 2023 and the Monthly Repayments thereafter will be reduced to twenty-four (24) equal monthly payments of principal and interest accrued thereon, each such payment shall be in an amount equal to 4.5554% of the amount of such Tranche.

5.2.2	Each such monthly payment shall be paid to the Lender in advance on the first Business Day of each calendar month, commencing on (and including) the Drawdown Date of such Tranche, all as specified in a fully-amortizing repayment schedule issued by the Lender prior to the Drawdown Date (the “Repayment Schedule”).

Subject to Clause 5.2.2.4, each payment received by the Lender in respect of any Tranche shall be applied as follows:

5.2.2.1	firstly, to discharge all outstanding fees, reasonable out-of-pocket costs and expenses of or due to the Lender pursuant to this Loan Agreement;

5.2.2.2	secondly, to discharge all accrued interest in respect of such Tranche; and

5.2.2.3	thirdly, to reduce the outstanding principal balance of such Tranche.

5.2.2.4	For the avoidance of doubt following the occurrence and continuance of an Event of Default beyond any applicable notice and cure periods, the Lender may in its discretion apply any payment received or recovered from the Borrower to discharge any unpaid amount owed to it by the Borrower.

5.2.3	For the avoidance of doubt, it is hereby clarified that each of the Parent and the Subsidiaries, jointly and severally, shall be liable for the repayment of the Loan as detailed above, notwithstanding which of the said entities issued the Drawdown Notice or actually received the funds with respect to the Loan.

5.2.4	Any amount repaid or prepaid may not be redrawn.

5.2.5	If the Drawdown Date is not a Monthly Repayment Date, the Borrower shall pay to the Lender on the Drawdown Date (by way of deduction by the Lender of the amount of the Tranche actually advanced to the Borrower) the Interim Repayment which shall discharge interest accrued on the Tranche for the period from the Drawdown Date to the First Monthly Repayment Date. For the purpose of this Clause 5.2.5 “Interim Repayment” shall mean an amount equal to the Monthly Repayment amount as defined in Clause 5.2.1(ii) multiplied by a fraction of which numerator shall be the number of days from the relevant Drawdown Date to the First Monthly Repayment Date of such Tranche and the denominator of which shall be the number of calendar days in the month of the Drawdown Date. For the avoidance of doubt, the Interim Repayment shall not be applied towards repayment of the principal amount of the Tranche.

5.3	Currency of Payments

Repayment of the Loan and payment of all other amounts owed to the Lender will be paid in US Dollar ($) (the “Contractual Currency”).

5.4	Prepayments

The Borrower shall be entitled to prepay a Tranche out of the Term Loan in whole but not in part, subject to the following conditions:

5.4.1	The Borrower shall submit to the Lender an irrevocable written notice for prepayment of the applicable Tranche, at least ten (10) days in advance ("Prepayment Notice"), indicating the amount to be prepaid (the “Prepayment Sum”) and the date of prepayment, provided that such prepayment shall be made on the last day of a calendar month;

5.4.2	In the event that the Borrower prepays any Tranche of the Term Loan in accordance with this Clause 5.4, the Prepayment Sum shall be as follows:

(i)	in case of prepayment within six (6) months from the Closing Date, an amount equal to the outstanding principal of the Tranche to be prepaid, plus all future interest payments discounted back at the then-applicable Wall Street Journal Prime Rate less 3%, with a floor of 0%.;

(ii)	in case of prepayment within seven (7) to twenty-four (24) months from the Closing Date, an amount equal to the 102% of the then outstanding principal of the Tranche to be prepaid;

(iii)	in case of prepayment within twenty-five (25) to thirty-six (36) months from the Closing Date, an amount equal to the 101% of the then outstanding principal of the Tranche to be prepaid;

(iv)	in case of prepayment after thirty-six (36) months from the Closing Date, an amount equal to the 100% of the outstanding principal of the Tranche to be prepaid;

For the avoidance of doubt, assuming that the Amount C Loan is drawn down, the prepayment timeframes and percentages indicated above are applicable to each Tranche of the Term Loan as of the Closing Date notwithstanding the Drawdown Date of the Amount C Loan.

5.4.3	The Borrower shall be entitled to prepay the Bullet Loan on the same terms as the Term Loan, subject to the Lender's right to trigger the Bullet Loan Conversion. Following submission of the Prepayment Notice, the Lender shall have ten (10) days to elect whether it wishes to convert the outstanding amount of the Bullet Loan. For the avoidance of doubt, the Borrower shall not be entitled to prepay the Bullet Loan without the Lender’s prior written consent in the event that a Change of Control in the Borrower is under process or is being negotiated. For the purpose of this Clause 5.4.3, "Change of Control" shall include a VC or PE Change of Control (as defined below).

5.4.4	In the event of any prepayment, Borrower shall also pay the Lender the following amounts:

5.4.4.1	all unpaid fees, reasonable out-of-pocket costs and expenses;

5.4.4.2	the End of Loan Payment; provided, however, that if Lender elects to convert the Bullet Loan as provided in Section 5.5, the Borrower shall not be required to pay Lender the End of Payment Loan fee attributable to all or the portion of the converted Bullet Loan; and

5.4.4.3	all other sums due and payable by the Borrower to the Lender under this Loan Agreement.

5.5	Conversion of Bullet Loan

The Lender may elect at any time, and from time to time, until the full indefeasible repayment and/or conversion thereof, to convert all or part of the then outstanding part of Bullet Loan in accordance with the provisions of Schedule 5.5 (the “Bullet Loan Conversion”).

6	INTEREST

6.1	Interest on the principal amount of each Tranche shall accrue from day to day until indefeasible repayment in full of the applicable Tranche at the Bullet Loan Interest Rate with respect to the Bullet Loan and at the Term Loan Interest Rate with respect to the Term Loan, and compounded on a monthly basis as provided in Section 5.2.2, from the relevant Drawdown Date until the repayment in full of such Tranche. Interest on each Tranche and each part thereof shall be calculated and paid in the Contractual Currency.

6.2	Time of payment of any sum due from the Borrower is of the essence under this Loan Agreement. If the Borrower fails to pay any sum to the Lender on its due date for payment, the Borrower shall pay to the Lender forthwith on demand interest on such sum (compounded on a monthly basis) from the original due date to the date of actual payment (as well after as before judgment) at a rate equal to the Applicable Interest Rate plus 5% per annum.

6.3	To the extent the IL Subsidiary is making the payments due and payable to Lender under this Loan Agreement, unless otherwise instructed in writing by the Lender, immediately upon each due date for effecting any interest payment under or pursuant to this Loan Agreement and the Security Documents to which the Borrower is or is to be party, or upon actually paying any interest in advance of the due date for any reason, the Borrower shall report such payment to the relevant Israeli tax authorities, on behalf of the Lender, pay in full the value added tax liability arising in accordance with Section 6D of the Israeli Value Added Tax Regulations 5736-1976 and the Israeli Value Added Tax Law 5735-1975, and shall provide the Lender with documentation evidencing such payment, provided, however, that commencing upon Lender's request and continuing afterward until otherwise notified by Lender, the Borrower shall pay in full any applicable value added tax directly to Lender (or such agent of the Lender as the Lender may direct in writing) against delivery of an invoice.

7	REPRESENTATIONS AND WARRANTIES

7.1	The Borrower warrants and represents the following as of the date hereof:

7.1.1	The Parent is a public company duly organized and existing under the laws of the State of Delaware; the US Subsidiary is a limited liability company duly organized and validly existing under the laws of the State of Delaware; the IL Subsidiary is a corporation duly organized and validly existing under the laws of the State of Israel.

7.1.2	Each of the Parent and the Subsidiary has the corporate capacity, and has taken all corporate action and obtained all consents, including third party consents, necessary for it:

(i)	to execute this Loan Agreement and the Security Documents to which the Borrower is or is to be party;

(ii)	to borrow under this Loan Agreement and to make all the payments contemplated hereby, and to comply with all of its other obligations under this Loan Agreement and the Security Documents to which the Borrower is or is to be party; and

(iii)	to grant the Lender first priority Security Interest in respect of the Charged Assets pursuant to the Security Documents to which the Borrower is or is to be party;

7.1.3	this Loan Agreement and the Security Documents will, upon execution and delivery (and, where applicable, registration as provided for in this Loan Agreement and the Security Documents):

(i)	constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(ii)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms;

7.1.4	the execution and (where applicable) registration by the Borrower of this Loan Agreement and each Security Document to which it is or is to be party, and the borrowing by the Borrower of the Loan and its compliance with this Loan Agreement and each Security Document to which it is or is to be party, will not involve or lead to a contravention of:

(i)	any applicable material law or other legal requirement; or

(ii)	the constitutional documents of the Borrower; or

(iii)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets;

7.1.5	all consents, licenses, approvals and authorizations required by the Borrower in connection with the entry into, performance, validity and enforceability of this Loan Agreement and the Security Documents to which it is or is to be party have been or (upon execution thereof) shall have been obtained by the Drawdown Date and are (or upon execution thereof shall be) in full force and effect;

7.1.6	all financial and other information furnished by or on behalf of the Borrower in connection with the negotiation of this Loan Agreement and the Security Documents pursuant to this Loan Agreement or the Security Documents was true and accurate in all material respects when given and there are no other facts or matters the omission of which would have made any statement or information contained therein misleading in any material respect and all projections and statements of belief and opinion given to the Lender were made in good faith after due and careful enquiry;

7.1.7	the Accounts were prepared in accordance with accounting principles and practices generally accepted in the United States, and consistently applied and fairly represent (in conjunction with the notes thereto) in all material respects the financial condition of the Borrower as at the date to which they were drawn up and the results of the Borrower’s operations during the financial year then ended;

7.1.8	since publication of the Accounts, there has been no Material Adverse Change;

7.1.9	there is no action, proceeding or claim pending or, so far as the Borrower is aware or ought reasonably to be aware, threatened against any Group Company before any court or administrative agency which might have a material adverse effect on the business, condition of operations of the Borrower or any Group Company;

7.1.10	subject to the Permitted Security Interests and the IIA rights, the Borrower owns good and marketable title in all the Charged Assets, free from all Security Interests and other interests and rights of every kind, and all the Charged Assets are in good operating condition and repair (normal wear and tear excepted), and are adequate for the uses to which they are being put, and none of such Charged Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost;

7.1.11	the borrowing of the Loan Facility in full would not cause any borrowing limit binding on the Borrower respectively to be exceeded; and

7.1.12	the Borrower’s representations and warranties set out in this Clause 7 shall survive the execution of this Loan Agreement and shall be deemed to be repeated on each Drawdown Date with respect to the facts and circumstances then existing, as if made at such time.

8	UNDERTAKINGS

The Borrower undertakes to the Lender to comply with the following provisions of this Clause 8 at all times during the Security Period, except as the Lender may otherwise permit:

8.1.1	The Borrower will (and will procure that each Group Company will) obtain, effect and keep effective all material permissions, licenses, consents and permits which may from time to time be required (i) in connection with the Charged Assets and (ii) to conduct its business;

8.1.2	With the exception of the Permitted Security Interests, the Borrower will (and to the extent any Group Company has charged its assets pursuant to a Security Document, the Borrower shall procure that this Group Company shall) own only for its own account the Charged Assets free from all Security Interests and other interests and rights of every kind, except for those created by the Security Documents, and shall not (and shall ensure that no other Group Company will) create or permit to subsist any security over any of its assets;

8.1.3	The Borrower will not (and shall procure that each Group Company will not), without the Lender’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) sell, assign, transfer or otherwise dispose (collectively, “Transfers”) of any of the Charged Assets or any share therein, except for the Permitted Transfers, and shall give immediate notice to the Lender of any judicial process or encumbrance affecting the Charged Assets; the Borrower will not Transfers any of the Intellectual Property, other than as permitted in the Security Documents, and shall give immediate notice to the Lender of any judicial process or encumbrance affecting the Charged Assets;

8.1.4	The Borrower will provide the Lender (and will procure that each Group Company will provide the Lender) with:

8.1.4.1	Intentionally omitted;

8.1.4.1.1	details of any changes to key management/directors of the Borrower within thirty (30) Business Days;

8.1.4.1.2	details of any Group Company incorporated on or after the date of this Loan Agreement within thirty (30) Business Days of such incorporation;

8.1.4.2	such other information (financial or otherwise) as the Lender may reasonably request from time to time concerning any of the Group Companies and its affairs (including, without limitation, information concerning the Charged Assets, any request for amplification or explanation of any item in the financial statements, budgets or other material provided by the Borrower under this Loan Agreement and evidence of meeting the conditions precedent requirements relative to the advance of the Loan).

8.1.5	The Borrower will provide to the Lender all documents, confirmations and evidence required by the Lender to satisfy its “know your customer” requirements or similar identification checks in order to meet its obligations from time to time under applicable money laundering, or similar, laws and regulations;

8.1.6	The Borrower will provide the Lender, for so long as any amounts are due to the Lender hereunder, annual audited consolidated financial statements for each Group Company, certified by an independent certified public accountant reasonably acceptable to the Lender within one hundred and fifty (150) days of the end of fiscal year of the respective Group Company;

8.1.7	During the Loan Term, the Borrower will deliver (and shall procure that each Group Company will deliver) to the Lender copies of all notices, minutes, consents and other materials sent to the board of directors at the same time they are delivered to the directors and provide once annually annual operating budgets and protections within ten (10) days from the board of director’s approval. Upon the occurrence and continuance of an Event of Default, the Lender shall be entitled to have a representative to attend all meetings of the Borrower’s (and each Group Company’s) board of directors in a non-voting observer capacity and the Borrower agrees (and shall procure that each Group Company agrees) to give notice of all board meetings to the Lender at the same time as to its directors;

8.1.8	to the extent not already provided or to the extent previously expired, the Borrower will (and will procure that each Group Company will) maintain in force and promptly obtain or renew, and will promptly send copies to the Lender of, all consents required:

(i)	for the Borrower and each Group Company to perform their obligations under this Loan Agreement and each Security Document, as relevant;

(ii)	for the validity or enforceability of this Loan Agreement and any Security Document; and

(iii)	for the Borrower and each Group Company to continue to own the Charged Assets,

and the Borrower will, and will procure that each Group Company will, comply with the terms of all such consents;

8.1.9	the Borrower will notify the Lender as soon as it becomes aware of:

(i)	the occurrence of an Event of Default; or

(ii)	any matter which indicates that an Event of Default has occurred, may have occurred or is likely to occur,

and will thereafter keep the Lender fully up to date with all developments;

8.1.10	the Borrower will (and shall ensure that each Group Company will) maintain adequate risk protection through insurances on and in relation to its business and assets to the extent reasonably required on the basis of good business practice taking into account, inter alia, their (and any Group Company’s) financial position and nature of operations. All insurances must be with reputable independent insurance companies or underwriters;

8.1.11	the Borrower shall not (and shall ensure that no Group Company will) incur or allow to remain outstanding any Financial Indebtedness, except:

(i)	any Permitted Indebtedness or any other indebtedness under this Loan Agreement;

(ii)	where a Group Company is lending to or borrowing from the Borrower or another Group Company;

(iii)	non-speculative hedging transactions entered into in the ordinary course of business in connection with protection against interest rate or currency fluctuations; and

(iv)	arising in the ordinary course of business with suppliers of goods.

8.2	The Borrower shall comply with Lender's reasonable and customary request in assisting Lender with all perfection requirements under the laws of the State of Israel and/or the laws of the relevant state in the United States and pursuant to and in accordance with the provisions of the Security Documents;

8.2.1	With the exception of the Permitted Indebtedness, the Borrower shall not (and shall ensure that no Group Company will) incur or allow to remain outstanding any Financial Indebtedness unless such Financial Indebtedness is on terms (including interest, repayment and subordination) reasonably satisfactory to the Lender;

8.2.2	With the exception of the Permitted Security Interests and any lien arising by operation of law, the Borrower shall not (and shall ensure that no other Group Company will) create or permit to subsist any Security Interest over any of its assets;

8.2.3	the Borrower shall not (and shall ensure that no other Group Company will) without the Lender’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned):

(i)	Transfer any of its assets on terms whereby they are leased to or intended to be re-acquired by any Group Company; or

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect.

8.2.4	The Borrower will not (and shall ensure that no other Group Company will) make any distribution by way of dividend, repurchase of shares, repayment of shareholder loans, or otherwise without the Lender’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, Borrower may (i) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, and (ii) repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed Five Hundred Thousand Dollars ($500,000.00) per fiscal year;

8.2.5	The Borrower shall be responsible for all costs associated with the Charged Assets including all tax assessments, insurance premiums, operating costs and repair and maintenance costs as well as any fees associated with registering of any security granted in connection with this Loan; and

8.2.6	The Borrower shall at the written request of the Lender from time to time (and shall procure that each Group Company) execute and deliver such further documents creating Security Interests in favor of the Lender over such assets and in such form as the Lender may reasonably require in its discretion from time to time to: (i) secure all monies, obligations and liabilities of the Borrower and/or any Group Company to the Lender under this Loan Agreement or the Security Documents; (ii) facilitate the realization of the Charged Assets; or (iii) exercise the powers conferred on the Lender or a receiver appointed under any Security Document, from time to time.

9	EVENTS OF DEFAULT

9.1	An Event of Default occurs if:

9.1.1	the conditions set out in Clause 3.5 (except to the extent waived in writing by Lender) are not satisfactorily accomplished within forty-five (45) days of the date of this Loan Agreement unless the period for satisfactory accomplishment is extended in accordance with Clause 4.2; or

9.1.2	the Borrower fails to pay within five (5) Business Days of when due and payable any sum payable under this Loan Agreement or the Security Documents or under any document relating to the Security Documents; or

9.1.3	any other breach by the Borrower or any Group Company (as relevant) of any provision of this Loan Agreement or any Security Document, or the Borrower or any Group Company does not comply with, perform or observe any other obligation accepted or undertaking given by it to the Lender and said breach remains uncured for fifteen (15) Business Days; or

9.1.4	any representation, warranty or statement made by the Borrower in this Loan Agreement or the Security Documents or in the Drawdown Notice or any other notice or document relating to this Loan Agreement or any other Security Document is incorrect, untrue or misleading in any material respect when it is made or deemed repeated; or

9.1.5	Financial Indebtedness of any Group Company in an amount in excess of US$300,000 is not paid when due other than as a result of a legitimate dispute or the granting of a grace-period or any Security Interests over any of the assets of any Group Company is lawfully enforced; or

9.1.6	any order shall be made by any competent court, a petition presented or any resolution shall be passed by any Group Company for the appointment of a liquidator, administrator or receiver of, or for the winding up of, any Group Company or a moratorium is imposed or declared over any or all of the assets and business of any Group Company (provided, however, that if Borrower submits a demand of revocation within thirty (30) days after such petition or resolution are being imposed, such petition or resolution shall be deemed to be an Event of Default only if they are not set aside, cancelled or revoked within sixty (60) Business Days after being imposed); or

9.1.7	an encumbrancer takes possession of or a receiver, liquidator, supervisor, compulsory manager, trustee, administrator or similar official is appointed over the whole or, in the reasonable opinion of the Lender, any material part of, the assets of any Group Company or a distress, execution or other process is levied or enforced upon or sued out against the whole or, in the opinion of the Lender, a material part of the assets of any Group Company (provided, however, that if Borrower submits a demand of revocation within thirty (30) Business Days after such petition or resolution are being imposed, such petition or resolution shall be deemed to be an Event of Default only if they are not set aside, cancelled or revoked within sixty (60) Business Days after being imposed); or

9.1.8	any binding judgment made against any Group Company in excess of US$300,000 is not paid, to the extent so required, stayed or discharged within the applicable legal period; or

9.1.9	any Group Company shall stop payment or shall be unable to, or shall admit inability to, pay its debts as they fall due, or shall be adjudicated or declared bankrupt or insolvent, or shall enter into any composition or other arrangement with its creditors generally; or

9.1.10	any event shall occur which under the law of any jurisdiction to which any Group Company is subject has an effect equivalent or similar to any of the events referred to in Clause 9.1.5, 9.1.6 or 9.1.8; or

9.1.11	any Borrower ceases, threatens to cease, or suspends carrying on its business or a part of its business; or

9.1.12	it becomes unlawful or impossible (i) for the Borrower and/or any Group Company (as relevant) to discharge any liability under this Loan Agreement or to comply with any other obligation under this Loan Agreement or the Security Documents, or (ii) for the Lender to exercise or enforce any right under, or to enforce any Security Interest created by, this Loan Agreement or the Security Documents; provided however that if the Borrower proposes an alternate security which the Lender in its sole and absolute discretion accepts, and such alternate security is constituted in a manner acceptable to the Lender within such period of time as the Lender may reasonably require, such event shall cease to constitute an Event of Default; or

9.1.13	any provision of this Loan Agreement or the Security Documents proves to have been or becomes invalid or unenforceable and cannot be amended in order to restore or ensure validity or enforceability within thirty (30) Business Day from notification of such fault, or a Security Interest created by the Security Documents proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another security interest or any other third party claim or interest (except for the Permitted Security Interests), provided however that if the Borrower and/or any Group Company proposes replacement security which the Lender accepts, and such replacement security is constituted in a manner acceptable to the Lender within such period of time as the Lender may reasonably require, such event shall cease to constitute an Event of Default; or

9.1.14	the security constituted by the Security Documents is in any way materially imperilled or in jeopardy provided however that if the Borrower and/or any Group Company proposes replacement security which the Lender accepts, and such replacement security is constituted in a manner acceptable to the Lender within such period of time as the Lender may reasonably require, such event shall cease to constitute an Event of Default; or

9.1.15	there exists a Material Adverse Change; or

9.1.16	any Event of Default (howsoever described) specified in the Security Documents shall occur; or

9.1.17	the IL Subsidiary has not received within ninety (90) days from Closing Date IIA Approval (as defined below).

9.1.18	any Event of Default which occurs with regard to a Group Company, shall immediately trigger an Event of Default with regard to the Borrower and each other Group Company, and with regard to any and all Loans outstanding at such time.

9.2	Lender's Rights

On or at any time following the occurrence of any Event of Default the Lender may:

9.2.1	serve on any of the Borrower a notice stating that all obligations of the Lender to such Borrower under this Loan Agreement including (without limitation) the obligation to advance the Loan (or any part thereof) are terminated; and/or

9.2.2	serve on any of the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Loan Agreement and the Security Documents are immediately due and payable; and/or

9.2.3	take any other action which, as a result of the Event of Default or any notice served under Clauses 9.2.1 or 9.2.2 above, the Lender is entitled to take under the Security Documents or any applicable law.

9.3	End of Lender’s Obligations

On the service of a notice under Clause 9.2.1 and/or Clause 9.2.2, all the obligations of the Lender to the Borrower under this Loan Agreement shall terminate.

9.4	Acceleration

9.4.1	On the service of a notice under Clause 9.2.2, the following sums shall become immediately due and payable:

9.4.1.1	the outstanding principal amount of the Loan;

9.4.1.2	all accrued and unpaid interest;

9.4.1.3	in respect of each Tranche, the aggregate of the monthly interest payments scheduled to be paid by the Borrower on each Monthly Repayment Date (as is set out in the most recent Repayment Schedule issued by the Lender) for the period from the date of prepayment to the expiry of the Loan Term, in each case discounted from the applicable Monthly Repayment Date to the date of prepayment at the rate of 2% per annum;

9.4.1.4	the End of Loan Payment;

9.4.1.5	all unpaid fees, costs and expenses payable by the Borrower to the Lender under this Loan Agreement; and

9.4.1.6	all other sums payable by the Borrower to the Lender under this Loan Agreement and the Security Documents.

9.4.2	Notwithstanding anything contained herein to the contrary, in the event of acceleration of the Loan pursuant to this Clause 9.4, the provisions of Clause 5.4 shall not apply.

9.5	Waiver of Event of Default

The Lender, at its sole and absolute discretion, may waive any Event of Default hereunder, prior to or after the event or events giving rise thereto, provided that such waiver may be effected only by written notice provided by the Lender to each of the Borrower to that effect (and subject further to Clause 15.3 below); it being understood and acknowledged, that if and so long as no notice of waiver of an Event of Default was so provided, such Event of Default shall be deemed as having occurred and in effect for all purposes hereunder.

9.6	Change of Control

9.6.1	All the obligations of the Lender to the Borrower under this Loan Agreement shall terminate if there is a Change of Control (as defined below) in the Borrower. In such event, unless the Lender agrees otherwise by written notice to the Borrower (such approval not to be unreasonably withheld, delayed or conditioned), immediately and simultaneously with the closing of the transaction that constitutes a Change of Control (i) the Borrower shall prepay the outstanding Loan in accordance with Clause 5.4 above; and (ii) all other amounts accrued or owing under this Loan Agreement and the Security Documents shall become due and payable.

9.6.2	For purposes of this Clause 9.6, a “Change of Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of fifty percent (50.0%) or more of the ordinary voting power for the election of directors of Parent other than by the sale of Parent’s equity securities in (i) a public offering or (ii) to venture capital or private equity investors ("VC or PE Change of Control") so long as Borrower identifies to Lender the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Lender a description of the material terms of the transaction; (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, Parent shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding capital stock or ownership interests of each Subsidiary of Parent free and clear of all Security Interests (except Security Interests created by this Loan Agreement) and Permitted Security Interests that are permitted pursuant to the terms of this Loan Agreement to have superior priority to Lender’s Security Interests under this Loan Agreement and the Loan Documents.

10	FEES, EXPENSES AND TAXES

10.1	Transaction Fee

The Parties hereby agree and acknowledge that the Transaction Fee and other expenses shall be paid by the Borrower to the Lender as follows:

upon the execution of this Loan Agreement and the funding of the Bullet Loan and the Amount B Loan (i) the Transaction Fee in an amount of US $150,000; and (ii) all reasonable out-of-pocket expenses related to registration of the Security Interest; and (iii) all reasonable out-of-pocket expenses of Lender in connection with the negotiation and execution of this Loan Agreement, including, without limitation, reasonable costs of due diligence and reasonable fees of attorneys, appraisers, examiners and consultants up to an aggregate amount of US$ 50,000 plus applicable VAT.

10.2	Documentary Costs

The Borrower shall promptly pay to the Lender on the Lender’s demand, the reasonable legal expenses and actual disbursements incurred by the Lender in connection with the following, plus VAT, to the extent applicable;

10.2.1	any amendment or supplement to this Loan Agreement or the Security Documents, or any proposal for such an amendment to be made; and

10.2.2	any consent or waiver by the Lender concerned under or in connection with this Loan Agreement or the Security Documents or any request for such a consent or waiver; and

10.2.3	any step taken by the Lender with a view to the protection, exercise or enforcement of any right or Security Interest created by this Loan Agreement or the Security Documents or for any similar purpose.

10.3	Certain taxes and duties

The Borrower shall promptly pay any documentary, stamp or other equivalent tax or duty payable on or by reference to this Loan Agreement or the Security Documents, and shall, on the Lender’s demand, fully indemnify the Lender against any costs, losses, liabilities and expenses resulting from any failure or delay by any of the Borrower to pay such a tax.

10.4	Recovery of Overdue Fees

Without prejudice to any other provisions of this Loan Agreement, the Lender shall be entitled (and the Borrower hereby irrevocably authorizes the Lender), at any time and from time to time, to apply any credit balance to which any of the Borrower are then entitled on any account with the Lender in satisfaction of the sum or sums from time to time owing by such Borrower to the Lender under and/or pursuant to this Clause 10. The Lender shall give notice to the Borrower of any such application promptly thereafter.

10.5	Liability for Taxes

10.5.1	The Borrower shall make all payments to be made by it without any Tax deduction, unless a Tax deduction is required by law. The Borrower shall promptly upon becoming aware that it must make a Tax deduction (or that there is any change in the rate or the basis of a Tax deduction) notify the Lender.

10.5.2	If a Tax deduction is required by law to be made by the Borrower, Borrower shall make that Tax deduction and any payment required in connection with that Tax deduction within the time allowed and at the applicable withholding rate required by law.

10.5.3	Within thirty (30) days of making either a Tax deduction or any payment required in connection with that Tax deduction, the Borrower shall deliver to the Lender, upon Lender’s request, evidence reasonably satisfactory to it that the Tax deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

10.6	Illegality and Increased Costs

10.6.1	If it is or becomes contrary to any law or regulation for the Lender to make available the Loan Facility (or any part thereof) or to maintain its obligations to do so or fund the Loan (or any part thereof), the Lender shall promptly notify the Borrower whereupon (a) the Lender’s obligations to make the Loan Facility (or any part thereof) available shall be terminated; and (b) the Borrower shall be obliged to prepay the Loan, without premium or penalty, either (i) forthwith, or (ii) on a future specified date on or before the latest date permitted by the relevant law or regulation.

10.6.2	If the result of any change in (or in the interpretation, administration or application of), or to the generally accepted interpretation or application of, or the introduction of, any law or regulation is to subject the Lender to Taxes or change the basis of the payment of Taxes by the Lender with respect to any payment under this Loan Agreement (other than Taxes on the overall net income, profits or gains of the Lender), then (i) the Lender shall notify the Borrower in writing of such event promptly upon its becoming aware of the same; and (ii) the Borrower shall on demand, made at any time whether or not the Loan has been repaid, pay to the Lender the amount of the increased costs which the Lender has suffered as a result.

11	INDEMNITIES

11.1	Indemnity for Non-Scheduled Payments

Without derogating from Clause 9 above, the Borrower shall indemnify the Lender fully on its demand in respect of all expenses, liabilities and losses which are suffered or incurred by the Lender, as a result of or in connection with:

11.1.1	any Tranche not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender;

11.1.2	any failure (for whatever reason) by any of the Borrower to make payment of any amount due under this Loan Agreement or the Security Documents on the due date or, if so payable, on demand; or

11.1.3	the occurrence and/or continuance of an Event of Default and/or the acceleration of repayment of the Loan under Clause 9.4, and in respect of any Taxes for which the Lender is liable or held liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under this Loan Agreement or the Security Documents.

11.2	Third Party Claims Indemnity

The Borrower shall indemnify the Lender fully on its demand in respect of claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind, including without limitation reasonable legal fees and out-of-pocket expenses which were brought against, or incurred by, the Lender, in any country, in relation to any of the following:

11.2.1	any action lawfully taken, or omitted or neglected to be taken, under or in connection with this Loan Agreement or the Security Documents by the Lender or by any receiver appointed under the Security Documents after the occurrence of any Event of Default; and

11.2.2	any breach or inaccuracy of any of the representations and/or warranties contained in Clause 7 hereof or in the Security Documents or any breach of any covenant, commitment or agreement by the Borrower contained in Clause 8 hereof or elsewhere in this Loan Agreement or in the Security Documents.

In in each case other than to the extent solely as a result of the bad faith, gross negligence or willful misconduct of Lender.

12	RISK AND INSURANCE

12.1	All risk of loss, theft and damage of and to the Charged Assets from any cause whatsoever shall be the risk of the Borrower, and no such event shall relieve the Borrower of any obligation under a Drawdown Notice.

12.2	The Borrower shall:

12.2.1	bear all risk of loss of or damage to the Charged Assets whether insured against or not;

12.2.2	maintain with a reputable insurance company, in accordance with good and prudent practices of owners of such Charged Assets, fully comprehensive insurance under a standard form of “new for old” all risks policy or marine policy, third party, and business interruption for a 6 month period covering (or equivalent) (i) loss of or damage to, the Charged Assets and against such other risks as assets of the same type as the Charged Assets are normally (or when used in the manner or for the purposes for which the Charged Assets are to be used) insured, and the new replacement value of the Charged Assets; and (ii) legal liability whatsoever (including liability of the Lender in respect of its liability for negligent acts and/or omissions of the Borrower and its personnel, subject to a cross liability clause) to any third party whomsoever including any employee, agent or sub-contractor of the Lender or any of the Borrower who may suffer damage to or loss of property or death or personal injury, whether arising directly or indirectly from the Charged Assets or their use;

12.2.3	procure that the Lender and, if the Lender so requests, any affiliates of the Lender is an additional insured and that the interest of the Lender is noted under the policy and that the Lender is loss payee;

12.2.4	upon request, produce to the Lender the policy and all premium receipts;

12.2.5	promptly notify the Lender of any event which may give rise to a claim under the policy and upon request irrevocably appoint the Lender to be its sole agent to negotiate, agree or compromise such claim; and

12.2.6	upon request assign by way of security, or following the occurrence of an Event of Default, a complete assignment to the Lender, the Borrower’s rights under such policy and irrevocably appoint the Lender to institute any necessary proceedings.

13	END OF LOAN PAYMENT

13.1	Upon the final repayment of each Tranche, the Borrower shall pay the Lender the End of Loan Payment with respect to such Tranche. Failure to pay the End of Loan Payment shall constitute a breach of this Loan Agreement

13.2	Upon payment of the End of Loan Payment for the last Tranche, subject to the terms of this Loan Agreement and the Security Documents (including the making of all payments hereunder and thereunder), the Lender shall take appropriate action to release the security over the Charged Assets.

13.3	If the Lender elects to convert any part of the Bullet Loan as provided for in Clause 5.5, then the End of Loan Payment shall not apply with respect to such converted part of the Bullet Loan.

14	NOTICES

14.1	Any notice, demand or other communication (“Notice”) to be given by any party under, or in connection with, this Loan Agreement shall be in writing and signed by or on behalf of the party giving it. Any Notice shall be served by sending it by mail, fax or email to the number or address set out in Clause 14.2, or delivering it by hand to the address set out in Clause 14.2 and in each case marked for the attention of the relevant party set out in Clause 14.2 (or as otherwise notified from time to time in accordance with the provisions of this Clause 14). Any Notice so served by regular mail, fax, email or hand shall be deemed to have been duly given or made as follows:

14.1.1	if sent by fax or email, at the earlier of: (i) time of receipt of an automatic delivery receipt with respect to such email; or (ii) the receipt of any reply from the addressee of such email; or

14.1.2	in the case of delivery by regular mail or hand, when delivered,

provided that in each case where delivery by regular mail, fax, by email or by hand occurs after 5pm on a Business Day (local time in the place of receipt) or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day (local time in the place of receipt).

References to time in this Clause 14 are to local time in the country of the addressee.

14.2	The addresses and fax number of the parties for the purpose of this Clause 14 are as follows:

14.2.1	Lender:

Kreos Capital VI (Expert Fund) LP

47 Esplanade, Saint Helier, Jersey

Fax: +44 1534 889 884

Attn: Raoul Stein

E-mail: raoul@kreoscapital.com

with a copy (which shall not constitute a notice) to:

Kadouch & Co., Law Offices,

11 Ha’Sadna’ot Street

P.O.B. 12695

4673300 Herzliya

Israel

Attn: Emmanuel Kadouch, Adv.
Fax: +972-9-9525450

Email: emmanuel@kadouchlaw.com

Borrower:

Parent:
Motus GI Holdings Inc

Address: 1301 East Broward Boulevard, 3rd Floor

Fort Lauderdale, Florida 33301

Attn: Andrew Taylor

E-mail: andrew@motusgi.com

US Subsidiary:

Motus GI LLC.

Address: 1301 East Broward Boulevard, 3rd Floor

Fort Lauderdale, Florida 33301

Attn: Andrew Taylor

E-mail: andrew@motusgi.com

IL Subsidiary:

Motus GI Medical Technologies Ltd.

Address: 22 Keren ha-Yesod Street,
Tirat Carmel, Israel

Attn: Andrew Taylor

E-mail: andrew@motusgi.com

With a copy (which shall not constitute a notice) to:

With a copy (which shall constitute a notice) to:

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, New Jersey 07068

Attn: Steven Skolnick

Email: sskolnick@lowenstein.com

14.3	A party may notify the other party to this Loan Agreement of a change to its name, relevant addressee, address, email or fax number for the purposes of this Clause 14, provided that such notice shall only be effective on:

14.3.1	the date specified in the notification as the date on which the change is to take place; or

14.3.2	if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date following five (5) Business Days after notice of any change has been given.

14.4	In proving service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon or that the facsimile transmission was made and a facsimile confirmation report was received, as the case may be.

15	GENERAL

15.1	All agreements, covenants, representations and warranties of each of the Borrower contained in this Loan Agreement or in the Drawdown Notices or other documents delivered pursuant hereto or in connection herewith and continuing, shall survive and remain binding until such time as Borrower shall have indefeasibly performed all its obligations hereunder, and the Lender has released all applicable Security Interest in favor of the Borrower.

15.2	If any of the Borrower shall fail to perform any of their obligations under any Drawdown Notice duly and promptly, the Lender may, at its option and at any time, perform the same without waiving any default on the part of the Borrower, or any of the Lender’s rights. The Borrower shall reimburse the Lender, within five (5) Business Days after notice thereof is given to the Borrower, for all reasonable and out-of-pocket expenses and liabilities incurred by the Lender in the performance of the Borrower’s obligations.

15.3	No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy hereunder shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Loan Agreement are cumulative and not exclusive of any rights or remedies provided by law or in equity. Waiver by the Lender of any default shall not constitute waiver of any other default.

15.4	The Borrower may not assign or transfer their rights, benefits and obligations under this Loan Agreement without the Lender’s prior written consent. The Lender shall have the right, in its sole discretion, to assign, sell, pledge, grant a security interest in or otherwise encumber its rights under this Loan Agreement and/or one or more Drawdown Notices to any third party (an “Assignee”), or may be acting as an agent for any Assignee in entering into any Drawdown Notice. The Borrower hereby irrevocably consents to any assignment, sale, pledge, grant of a security interest or any other disposal to an Assignee. Each of the Borrower agree that if they receive notice from the Lender that it is to make payments under this Loan Agreement and/or any Drawdown Notice to such Assignee rather than to the Lender, or that any of their other obligations under the relevant Drawdown Notice are to be owed to the named Assignee, the Borrower shall comply with any such notice. Subject to the foregoing, this Loan Agreement and each Drawdown Notice inures to the benefit of, and is binding upon, the successors and assigns of the Lender.

15.5	The Borrower consents to the disclosure of information by the Lender to its Affiliates, Related Funds and to other parties to the Security Documents and potential Assignees.

15.6	Clause titles are solely for convenience and are not an aid in the interpretation of this Loan Agreement.

15.7	If, at any time, any provision herein is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

15.8	A person who is not a party to this Loan Agreement has no right to enforce or enjoy the benefits of this Loan Agreement.

15.9	This Loan Agreement, together with the Security Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof. This Loan Agreement may not be modified except in writing executed by the Lender and the Borrower. No supplier or agent of the Lender is authorized to bind the Lender or to waive or modify any term of this Loan Agreement.

15.10	This Loan Agreement may be executed in counterparts (including email copies), each of which shall be an original, but all such counterparts shall together constitute one and the same instrument.

15.11	This Loan Agreement and the Security Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Loan Agreement or the Security Documents (except, as to the Security Documents, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of New York. The Borrower and the Lender, each irrevocably submits to the jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, dispute proceeding or judgment relating to or arising out of this Loan Agreement, the Security Documents and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Loan Agreement. The parties each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Borrower and the Lender each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall prevent the Lender from commencing any suit, action, proceeding or judgment relating to or arising out of this Loan Agreement, the Security Documents and the transactions contemplated hereby in any other court, jurisdiction or venue.

15.12	THE LENDER AND EACH BORROWER WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A JURY TRIAL OF ANY CLAIM, CAUSE OF ACTION, OR PROCEEDING (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) BASED UPON, ARISING OUT OF, CONNECTED WITH, OR RELATING TO THIS LOAN AGREEMENT, THE SECURITY DOCUMENTS, OR ANY TRANSACTION CONTEMPLATED HEREBY AND THEREBY, AMONG ANY OF THE PARTIES HERETO AND THERETO. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS LOAN AGREEMENT AND THE SECURITY DOCUMENTS.

15.13	Lender, or an agent appointed by it, in either case acting solely for this purpose as an agent of the Borrower, shall maintain a register (the “Register”) for the recordation of (i) the name and address of the Lender, and the commitments of, and principal amounts (and stated interest) of the Loans owing to, the Lender pursuant to the terms thereof from time to time and (ii) any transfers. The entries in the Register shall be conclusive absent manifest error. The Register shall be available for inspection by any Borrower and the Lender at any reasonable time and from time to time upon reasonable prior notice. The obligations of any Borrower under the Loan Agreement and the Security Documents are registered obligations and the right, title and interest of the Lender and its assignees in and to such obligations shall be transferable only upon notation of such transfer in the Register. This Clause 15.12 shall be construed so that such obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations (and any other relevant or successor provisions of the Code or such regulations).

16	IIA CONSENT.

16.1	The Lender acknowledges and understands that the IL Subsidiary is subject to the provisions of the Law for the Encouragement of Research and Development and Technological Innovation in Industry Law 5744-1984 - as amended from time to time and/or such other law as will be legislated in lieu thereof, including the regulations, directives, procedures and rules that have been or will be promulgated thereunder and/or by virtue thereof, including without limitation, Benefit Track Number 1 of the IIA, and other regulations, directives, guidelines, rules, as issued from time to time, by the IIA and the IIA Committee (collectively, the “IIA Regulations”) and the Lender is aware of the IL Subsidiary’s obligation to comply with the IIA Regulations, including, but not limited to, the payment of royalties with respect to the financing amount which the IL Subsidiary received from the IIA and the prohibition on transferring any of the IL Subsidiary’s knowhow (including by way of manufacturing or rights to manufacture outside of Israel).

16.2	In light of Section 16.1 above, and as required by the IIA Regulations, notwithstanding anything to contrary herein, in this Loan Agreement, the Debenture Fixed Charge or the Debenture Floating Charge, with respect to the IIA Funded Know-How (as such term is defined below), the coming into effect of both the Debenture Fixed Charge and the Debenture Floating Charge is subject and conditioned upon the receipt of the approval of the IIA (the “IIA Approval”).

16.3	The Lender shall sign any customary IIA documentation that may be required or desired with respect to the Debenture Fixed Charge and the Debenture Floating Charge.

16.4	It is further clarified that the documents which will be filed with the Companies Registrar and with the Israeli Patent Office (with respect to patents registered in Israel) with respect to the Debenture Fixed Charge and the Debenture Floating Debenture shall include the condition set forth in Section 16.2 above regarding the IIA Approval.

As used in this Section 16, the term “IIA Funded Know-How” means, all of the Company’s know-how resulting from research and development according to an IIA-approved plan, not being the product developed within the framework of such approved plan, and any right deriving therefrom.

17	PORTFOLIO INTEREST EXEMPTION. Lender agrees that payments of interest on the Loan are eligible for the “portfolio interest” exemption from U.S. federal withholding tax under Sections 871(h) and 881(c) of the U.S. Internal Revenue Code of 1986, as amended (the “IRS Code”), provided that Lender as intermediary and the beneficial owners of such interest (partners) provide the appropriate IRS Form(s) W-8 and that the beneficial owners are not a 10-percent shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRS Code), a controlled foreign corporation to which Borrower is related, or a bank extending credit to the Borrower in the ordinary course of its trade or business.

SCHEDULE A

FORM OF DRAWDOWN NOTICE

DRAWDOWN NOTICE

Drawdown

No. [   ]

dated

between

KREOS CAPITAL VI (EXPERT FUND) LP	MOTUS GI LLC; MOTUS GI HOLDINGS INC; AND MOTUS GI MEDICAL TECHNOLOGIES LTD
the (“Lender”)	the (“Borrower”)

This Drawdown Notice forms a Schedule to a Loan Agreement between the Lender and the Borrower dated [                                  ] 2021 (the “Loan Agreement”)

The Lender has granted the Borrower a loan facility pursuant to the terms and conditions set out in the Loan Agreement and attached Schedules.

Words and expressions in this Drawdown Notice shall have the same meanings as in the Loan Agreement.

PART 1

Loan Details

Total Loan Facility	up to US$ 12,000,000
Amount of Loan Facility to be drawn down pursuant to this Drawdown Notice	[ ]
Loan Term	[ ]
Bank Account Details for remittance of funds	[ ]

We confirm that:

(a)	the representations and warranties made by us in the Loan Agreement are true and accurate on the date of this Drawdown Notice as if made on such date; and

(b)	no Event of Default has occurred and is continuing or would result from the delivery of this Drawdown Notice.

for and on behalf of

[       ]

Authorized Signatory………………

Name ………………………………….

Dated [                     ] 202[ ]

SCHEDULE B

LIST OF EQUIPMENT

SCHEDULE C1

ACCOUNT RECEIVABLES

SCHEDULE C2

CUSTOMERS LIST

SCHEDULE D

INITIAL SECURITY DOCUMENTS

1.	Security Agreement over the Parent’s assets.

2.	Security Agreement over the US Subsidiary’s assets

3.	Debenture Fixed Charge over the IL Subsidiary’s assets.

4.	Debenture Floating Charge over the IL Subsidiary’s assets.

5.	US IP Security Agreement over the IL Subsidiary’s Intellectual Property.

SCHEDULE E

LIST OF INTELLECTUAL PROPERTY

SCHEDULE 1.34

PERMITTED INDEBTEDNESS

“Permitted Indebtedness” is:

(a)	Financial Indebtedness of Borrower in favor of the Lender arising under this Loan Agreement or any associated documents including the Security Documents;

(b)	Financial Indebtedness of Borrower existing on the date of this Loan Agreement as shown on the MOTS/KREOS – DUE DILIGENCE REQUESTS and the DD Questionnaire (for the avoidance of doubt excluding the SVB Debt);

(c)	Financial Indebtedness incurred by Borrower and/or the Group Company subordinated to all of Borrower’s and/or the Group Company’s now or hereafter Financial Indebtedness to the Lender (pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to the Lender entered into between the Lender and the other creditor), on terms acceptable to the Lender;

(d)	Unsecured Financial Indebtedness to trade creditors and suppliers incurred in the ordinary course of business;

(e)	Financial Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)	Financial Indebtedness owing to insurance carriers and incurred to financing insurance premiums of the Borrower in the ordinary course of business in a principal amount not to exceed at any time the amount of insurance premiums to be paid;

(g)	Financial Indebtedness secured by Security Interests permitted under clause (a) and (c) of the definition of Permitted Security Interests hereunder;

(h)	Financial Indebtedness of up to US$ 500,000 in the aggregate incurred for financing the acquisition of Equipment (“Equipment Financing”);

(i)	Other unsecured Financial Indebtedness in an aggregate amount not to exceed US$ 500,000 outstanding at any time;

(j)	Extensions, refinancing, modifications, amendments, restatement and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or the Group Company, as the case may be;

(k)	Accounting and other derivative based liabilities such as warrants and stock options; and

(l)	Any right of the IIA pursuant to currently existing approved IIA programs of the IL Subsidiary including, but not limited to, the payment of royalties with respect to the financing amount which the IL Subsidiary received from the IIA.

SCHEDULE 1.35

PERMITTED SECURITY INTERESTS

“Permitted Security Interests” are

(a)	Any Security Interests in favor of the Lender arising under this Loan Agreement or any associated documents including the Security Documents;

(b)	Any Security Interests existing on the date of this Loan Agreement as shown on the MOTS/KREOS – DUE DILIGENCE REQUESTS and the DD Questionnaire (for the avoidance of doubt excluding the Security Interests granted pursuant to the SVB Debt);

(c)	Security Interests for taxes, fees, assessments or other governmental charges or levies;

(d)	Purchase money Security Interests or capital leases (i) of up to $500,000 in the aggregate related to Equipment Financing, or (ii) existing on the Equipment when acquired, if the Security Interest is confined to the property and improvements and the proceeds of the Equipment;

(e)	Security Interests to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by the Employee Retirement Income Security Act of 1974, and its regulations);

(f)	Security Interests incurred in the extension, renewal or refinancing of the indebtedness secured by Security Interests in (a) through (c) above, but any extension, renewal or replacement Security Interests must be limited to the property encumbered by the existing Security Interests and the principal amount of the indebtedness may not increase;

(g)	Leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another person, in the ordinary course of such person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another person, in the ordinary course of such person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a Security Interest therein;

(h)	non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;

(i)	Security Interests arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 9.1.7 and 9.1.8; and

(j)	the rights of the IIA pursuant to applicable law and the terms of its grants with the IL Subsidiary.

SCHEDULE 1.37

PERMITTED TRANSFERS

“Permitted Transfers” are

(a)	Transfers of inventory in the ordinary course of business;

(b)	Transfers of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower;

(c)	Transfers consisting of Permitted Security Interests and Permitted Investments (hereinafter defined);

(d)	The sale or issuance by the Borrower of its own equity interests to the extent that any such issuance does not result in a Change of Control;

(e)	The use or transfer of money or cash equivalents in a manner that is not prohibited by the terms of this Loan Agreement or the Security Documents;

(f)	the non-exclusive licensing of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business;

(g)	the Transfer of property (i) from any Borrower to any other Borrower, (ii) from any member of the Group (which is not a Borrower) to any other member of the Group, and (iii) from any Borrower to any Subsidiary that is not a party to this Loan Agreement, in the aggregate not to exceed US$300,000;

(h)	Transfers of property of Borrower; provided that the aggregate consideration received during any fiscal year of the Borrower for all such Transfers shall not exceed US$100,000; and

(i)	Transfers resulting from property loss events or takings and transfers of property that has suffered a property loss event or a taking (constituting a total loss or constructive total loss of such property) upon receipt of the cash proceeds of such property loss event or taking.

As used herein the term “Permitted Investments” shall mean investments: (1) (including, without limitation, Subsidiaries) existing on the date of this Loan Agreement which are shown on the MOTS/KREOS – DUE DILIGENCE REQUESTS and the DD Questionnaire; (2) consisting of cash equivalents; (3) consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower; (4) accepted in connection with Permitted Transfers; (5) consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the board of directors; (6) (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlements of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and (7) consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (g) shall not apply to investments of Borrower in any Subsidiary.

SCHEDULE 1.55

WARRANT

SCHEDULE 5.5

BULLET LOAN CONVERSION

1.	All or any portion of the outstanding principal balance of the Bullet Loan shall at any time be subject to the conversion rights of the Lender set forth hereinbelow, pursuant to which the converted part of the Bullet Loan will be converted into that number of shares of Common Stock of the Parent (the “Conversion Shares”) to be issued to the Lender at a price per share equal to the Conversion Price (as defined below). Following the conversion of any portion of the outstanding principal balance of the Bullet Loan pursuant to this Schedule 5.5, the principal balance of the Bullet Loan remaining outstanding shall bear interest at the Bullet Loan Applicable Interest Rate.

2.	As used in this Schedule 5.5,

(i)	“Common Stock” means the common stock of the Parent, par value $0.0001 per share, including any securities issued or issuable with respect thereto or into which or for which such shares may be exchanged for, or converted into, pursuant to any stock dividend, stock split, stock combination, recapitalization, reclassification, reorganization or other similar event;

(ii)	“Conversion Price” means $1.40 per share of Common Stock, subject to adjustment as provided herein; and

(iii)	“Securities Act” means the Securities Act of 1933, as amended.

3.	While any principal amount of the Bullet Loan remains outstanding, the Lender may convert the outstanding Bullet Loan in whole or in part at any time and from time to time by delivery to the Parent of a duly executed copy of the notice of conversion in the form attached as Exhibit A (the “Notice of Conversion”).

4.	For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Conversion Shares issued upon conversion of the Bullet Loan shall be deemed to have been acquired by the Lender, and the holding period for such shares shall be deemed to have commenced, on the Drawdown Date of the Bullet Loan.

5.	Upon conversion of the Bullet Loan in compliance with the provisions of this Schedule 5.5, the Parent shall promptly issue and cause to be delivered to the Lender a certificate for the Conversion Shares purchased by the Lender. Each conversion of the Bullet Loan shall be effective immediately prior to the close of business on the date on which the relevant Notice of Conversion has been delivered to the Parent; provided, that such Notice of Conversion is delivered in accordance with this Agreement prior to the close of business on such date (the “Date of Conversion”). On the first Business Day following the date on which the Parent has received each of the Notice of Conversion, the Parent shall transmit an acknowledgment of receipt of such Notice of Conversion to the Parent’s transfer agent (the “Transfer Agent”). On or before the third Business Day following the date on which the Parent has received the Notice of Conversion (the “Share Delivery Date”), the Parent shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Lender, credit such aggregate number of shares of Common Stock to which the Lender is entitled pursuant to such conversion to the Lender’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Notice of Conversion, a certificate, registered in the Parent’s share register in the name of the Lender or its designee, for the number of shares of Common Stock to which the Lender is entitled pursuant to such conversion. Upon delivery of the Notice of Conversion, the Lender shall be deemed for all corporate purposes to have become the holder of record of the Conversion Shares with respect to which the relevant part of the Bullet Loan has been converted, irrespective of the date of delivery of the certificates evidencing such Conversion Shares.

6.	Partial Conversion. If the Bullet Loan is converted in part, the remaining outstanding principal of the Bullet Loan shall be available for additional conversions hereunder.

7.	The Parent covenants that all Conversion Shares will, upon issuance in accordance with the terms hereof, be (i) duly authorized, fully paid and non-assessable, and (ii) free from all liens, charges and security interests, with the exception of claims arising through the acts or omissions of the Lender and except as arising from applicable Federal and state securities laws.

8.	The Parent will not, by amendment of its certificate of incorporation, by-laws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Parent, but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all action necessary or appropriate in order to protect the rights of the Lender to convert the Bullet Loan, or against impairment of such rights.

9.	Adjustments of Conversion Price, Number and Type of Conversion Shares. The Conversion Price and the number of shares purchasable upon the conversion of the Bullet Loan shall be subject to adjustment from time to time upon the occurrence of the events described in this Section 9; provided, that notwithstanding the provisions of this Section 9, the Parent shall not be required to make any adjustment if and to the extent that such adjustment would require the Parent to issue a number of shares of Common Stock in excess of its authorized but unissued shares of Common Stock, less all amounts of Common Stock that have been reserved for issue upon the conversion of all outstanding securities convertible into shares of Common Stock and the exercise of all outstanding options, warrants and other rights exercisable for shares of Common Stock. If the Parent does not have the requisite number of authorized but unissued shares of Common Stock to make any adjustment, the Parent shall use its commercially reasonable efforts to obtain the necessary stockholder consent to increase the authorized number of shares of Common Stock to make such an adjustment pursuant to this Section 9.

(a)	Subdivision or Combination of Stock. In case the Parent shall at any time subdivide (whether by way of stock dividend, stock split or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Conversion Shares shall be proportionately increased, and conversely, in case the outstanding shares of Common Stock of the Parent shall be combined (whether by way of stock combination, reverse stock split or otherwise) into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Conversion Shares shall be proportionately decreased. The Conversion Price and the Conversion Shares, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 9(a).

(b)	Dividends in Stock, Property, Reclassification. If at any time, or from time to time, all of the holders of Common Stock (or any shares of stock or other securities at the time receivable upon the conversion of the Bullet Loan) shall have received or become entitled to receive, without payment therefore:

i.	any shares of stock or other securities that are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution, or

ii.	additional stock or other securities or property (including cash) by way of spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement (other than shares of Common Stock issued as a stock split or adjustments in respect of which shall be covered by the terms of Section 9(a) above), then and in each such case, the Conversion Price and the number of Conversion Shares to be obtained upon conversion of the Bullet Loan shall be adjusted proportionately, and the Lender shall, upon the conversion of the Bullet Loan, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to above) that the Lender would hold on the date of such conversion had the Lender been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property. The Conversion Price and the Conversion Shares, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 9(b).

(c)	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 9, the Parent at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Lender a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Parent shall promptly furnish or cause to be furnished to the Lender a like certificate setting forth: (i) such adjustments and readjustments; and (ii) the number of shares and the amount, if any, of other property which at the time would be received upon the conversion of the Bullet Loan.

(d)	Certain Events. If any event occurs as to which the other provisions of this Section 9 are not strictly applicable but the lack of any adjustment would not fairly protect the conversion rights of the Lender hereunder in accordance with the basic intent and principles of such provisions, or if strictly applicable would not fairly protect the conversion rights of the Lender hereunder in accordance with the basic intent and principles of such provisions, then the Parent's Board of Directors will, in good faith, make an appropriate adjustment to protect the rights of the Lender.

10.	Payment of Taxes. The Parent will pay all transfer and stock issuance taxes attributable to the preparation, issuance and delivery of the Conversion Shares including, without limitation, all documentary and stamp taxes; provided, however, that the Parent shall not be required to pay any tax in respect of the issuance or delivery of certificates for the Conversion Shares or other securities in respect of the Conversion Shares to any person or entity other than to the Lender

11.	Fractional Conversion Shares. No fractional Conversion Shares shall be issued upon conversion of the Bullet Loan. The Parent, in lieu of issuing any fractional Conversion Share, shall round up the number of Conversion issuable to nearest whole share.

12.	No Stock Rights and Legend. The Lender shall not be entitled to vote or be deemed the holder of any other securities of the Parent that may at any time be issuable on the conversion of the Bullet Loan, nor shall anything contained herein be construed to confer upon the Lender, with respect to any non-converted part of the Bullet Loan, the rights of a stockholder of the Parent or the right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or give or withhold consent to any corporate action or to receive notice of meetings or other actions affecting stockholders (except as provided herein), or to receive dividends or subscription rights or otherwise (except as provide herein).

Each certificate for Conversion Shares initially issued upon the conversion of the Bullet Loan, and each certificate for Conversion Shares issued to any subsequent transferee of any such certificate, shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.”

13.	Notice of Record Date. Upon (a) any establishment by the Parent of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or right or option to acquire securities of the Parent, or any other right, or (b) any capital reorganization, reclassification, recapitalization, merger or consolidation of the Parent with or into any other corporation, any transfer of all or substantially all the assets of the Parent, or any voluntary or involuntary dissolution, liquidation or winding up of the Parent, or the sale, in a single transaction, of a majority of the Parent’s voting stock (whether newly issued, or from treasury, or previously issued and then outstanding, or any combination thereof), the Parent shall mail to the Lender at least ten (10) Business Days, or such longer period as may be required by law, prior to the record date specified therein, a notice specifying (i) the date established as the record date for the purpose of such dividend, distribution, option or right and a description of such dividend, option or right, (ii) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up, or sale is expected to become effective and (iii) the date, if any, fixed as to when the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, transfer, consolation, merger, dissolution, liquidation or winding up.

14.	Reservation of Shares. The Parent shall reserve and keep available out of its authorized but unissued shares of Common Stock for issuance upon conversion of the Bullet Loan, free from pre-emptive rights, such number of shares of Common Stock into which the Bullet Loan shall from time to time be convertible. The Parent will take all such reasonable action as may be necessary to assure that such Conversion Shares may be issued as provided herein without violation of any applicable law or regulation. Without limiting the generality of the foregoing, the Parent covenants that it will use commercially reasonable efforts to take all such action as may be necessary or appropriate in order that the Parent may validly and legally issue fully paid and nonassessable Conversion Shares upon the conversion of the Bullet Loan and use commercially reasonable efforts to obtain all such authorizations, exemptions or consents, including but not limited to consents from the Parent’s stockholders or Board of Directors or any public regulatory body, as may be necessary to enable the Parent to perform its obligations under this Agreement.

15.	Forced Conversion. The Parent may require the conversion of all or any portion of the then outstanding principal balance of the Bullet Loan pursuant to the provisions hereof, pursuant to which the converted part of the Bullet Loan will be converted into Conversion Shares to be issued to the Lender at a price per share equal to the Conversion Price, if the average Closing Price (as defined below) per share of Common Stock for twenty (20) consecutive trading days, including the day of the actual conversion, is greater than 200% of the Conversion Price. The date of delivery from Parent to Lender of a notice of election to convert all or any portion of the then outstanding principal balance of the Bullet Loan pursuant to this Section 15 shall (a) be deemed the day of actual conversion and (b) the date the Lender shall be deemed for all corporate purposes to have become the holder of record of the Conversion Shares with respect to which the relevant part of the Bullet Loan has been converted, irrespective of the date of delivery of the certificates evidencing such Conversion Shares.

“Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market or any other national securities exchange, the closing price per share of the Common Stock for such date (or the nearest preceding date) on the primary eligible market or exchange on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board or any tier of the OTC Markets, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) so quoted; or (c) if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent closing bid price per share of the Common Stock so reported.

EXHIBIT A

NOTICE OF CONVERSION

To Motus GI Holdings, Inc.:

Reference is made to the loan agreement entered into on ________ 2021, among Motus GI Holdings, Inc. (the “Parent”)), Motus GI, LLC., Motus GI Medical Technologies Ltd and Kreos Capital VI (Expert Fund) LP for the provision of a Loan Facility of up to US $12,000,000 (as may be amended from time to time, the “Loan Agreement”).

Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

The undersigned hereby irrevocably elects to convert an amount of ______________ out of the currently outstanding principal of the Bullet Loan and to purchase pursuant to the Loan Agreement, ___________________ shares of Motus GI Holdings, Inc. Common Stock.

The undersigned requests that certificates for such shares be issued in the name of:

(Please print name, address and social security or federal employer identification number (if applicable))

The undersigned hereby affirms that the undersigned is an accredited investor as defined under Rule 501 of Regulation D of the Securities Act of 1933. If the undersigned cannot make the foregoing affirmation because it is factually incorrect, it shall be a condition to the conversion of the Bullet Loan that the Parent receives such other representations as the Parent considers necessary, acting reasonably, to assure the Parent that the issuance of securities upon conversion of the Bullet Loan shall not violate any United States or other applicable securities laws.

Name (print):	KREOS CAPITAL VI (EXPERT FUND) LP
(Signature):
(By:)
(Title:)
Dated:

Duly executed by the parties on the date first set out on the first page of this Loan Agreement.

BORROWER

Parent:

MOTUS GI HOLDINGS INC

By:	/s/ Andrew Taylor
Andrew Taylor
Chief Executive Officer and Secretary

Date: July 16, 2021

US Subsidiary:

MOTUS GI LLC

By: Motus GI Holdings, Inc., its Sole Member

By:	/s/ Andrew Taylor
Andrew Taylor
Chief Executive Officer and Secretary

Date: July 16, 2021

IL Subsidiary:

MOTUS GI MEDICAL TECHNOLOGIES LTD

By:	/s/ Andrew Taylor
Andrew Taylor
Authorized Officer

Date: July 16, 2021

LENDER

For and on behalf of

KREOS CAPITAL VI (EXPERT FUND) LP

By:	/s/ Raoul Stein
Raoul Stein
General Partner

Date: July 16, 2021